United Security Bancshares -

Continued Improvements - Net Income $957M

FRESNO, CA, July 22, 2010 Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $515,000, or $0.04 per basic and diluted common share, for the quarter ended June 30, 2010, compared to a loss of ($5,726,000), or ($0.45) per basic and diluted common share for the quarter ended June 30, 2009. Net income was $442,000 or $0.04 per basic and diluted common share for the previous quarter ended March 31, 2010.

For six-months ended June 30, 2010, net income was $957,000, or $0.08 per basic and diluted common share. For six-months ended June 30, 2009, the net loss was ($4,805,000) or ($0.38) per basic and diluted common share.

Annualized return on average equity (ROE) for the quarter ended June 30, 2010 was 2.65%, compared to (28.45%) for the same period in 2009, and 2.33% for the previous quarter ended March 31, 2010. Annualized return on average assets (ROA) was 0.29% for quarter ended June 30, 2010, compared to (3.11%) for the same period in 2009, and 0.25% for the previous quarter ended March 31, 2010.

The Board of Directors of United Security Bancshares declared a 3rd quarter 2010 stock dividend of one percent (1%). The stock dividend replaces the quarterly cash dividend. The stock dividend was payable to shareholders of record on July 9, 2010 and the shares were issued on July 21, 2010.

Woods added, “We continue to see improvements throughout the Company as capital ratios, liquidity, problem asset levels and earnings continue to show obvious improvement as reflected in this report. It did not happen without significant hard work but hard work pays-off and that is very rewarding.”

“DataQuick reports residential real estate market continues to show signs of improvement as well in California. Median single-family dwelling prices in California were $270,000 for June 2010, down 2.9 percent from April 2010, and up 9.8 percent from a year ago June. The year-over-year increase in June was the eighth month in a row, following 27 months of year-over-year declines.”

“The number of new and resold houses and condos sold in June 2010 are estimated at 43,964 units statewide, up 7.3 percent from May 2010, and down 0.5 percent from June 2009. Of the existing homes sold last month, 34.7 percent were foreclosed properties over the past year. That was down from 35.4 percent in May 2010 and down from 45.6 percent a year ago.”

Shareholders’ equity at June 30, 2010 was $77.9 million and Shareholders’ equity at June 30, 2009 was $74.0 million.

Net interest income before provision for credit loss for the 2nd quarter 2010 was $7.38 million, up from $6.8 million the 2nd quarter of 2009. The net interest margin increased from 4.30% in the 2nd quarter of 2009 to 4.87% in the 2nd quarter of 2010. For the previous quarter ended March 31, 2010, net interest income was $7.16 million and the net interest margin was 4.78%.

Noninterest income for the 2nd quarter of 2010 was $2,679,000, up $1,402,000 from $1,277,000 in 2009 for an increase of 109.8%. The increase resulted primarily from the gain on a fair value adjustment to the carrying amount of Trust Preferred Securities of $514,000, gains on the sale of OREO of $232,000 and gains on the sale of loans of $511,000 as compared with the 2nd quarter of 2009.

Noninterest income year-to-date ended June 30, 2010 was $3,993,000, up $1,574,000 from $2,418,000 in 2009 for an increase of 65.1%. The increase resulted primarily from the gain from the fair value adjustment to the carrying amount of Trust Preferred Securities that was up $729,000, gains on the sale of OREO up $263,000 and gains on the sale of loans up $511,000 as compared with six-months ended June 30, 2009

Other operating expenses for the three months ended June 30, 2010 were $8,048,000 compared with $9,095,000 for the same period in 2009, a decrease of $1,047,000 or 11.5%. The primary factor contributing to the decrease for the quarterly comparison was a decline of $1,612,000 in goodwill impairment expense for 2010.

For the six months ended June 30, 2010, other operating expenses totaled $14,373,000, down $391,000 from $14,764,000 for the same period in 2009. Three items account for most of the year-to-date decrease. For the six-month period ended June 30, 2010 FDIC assessments increased by $289,000, write-downs on foreclosed properties were up $723,000 and the goodwill impairment expense declined by $1,612,000 as compared with the same period in 2009.

The provision for loan loss was $519,000 for the 2nd quarter of 2010 and $6,806,000 for 2nd quarter of 2009. Year-to-date ending June 30, the provision for loan loss was $2,150,000 for 2010 and $8,158,000 for 2009. In determining the adequacy of the allowance for loan losses, Management’s judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at June 30, 2010 to be adequate.

Non-performing assets decreased to 9.17% of total assets on June 30, 2010 from 14.03% on June 30, 2009 and 10.14% on March 31, 2009. Net charged-off loans were 3.67% of average loans during the 2nd quarter of 2010 compared with 1.04% during the 2nd quarter 2009 and 0.35% for the previous quarter ended March 31, 2010.

United Security Bancshares is a $700+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business, including California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, and (9) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and particularly the section of Management’s Discussion and Analysis.  Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

	June 30	June 30
	2010	2009
Cash & nonint.-bearing deposits in banks	$38,886	$16,458
Interest-bearing deposits in banks	1,480	3,605
Federal funds sold	40,665	0
Investment securities AFS	59,796	81,767
Loans, net of unearned fees	494,462	547,754
Less: allowance for loan losses	(12,057)	(15,842)
Loans, net	482,406	531,912
Premises and equipment, net	12,822	13,662
Intangible assets	7,553	9,884
Other real estate owned	32,810	37,065
Other assets	35,136	44,179
TOTAL ASSETS	$711,554	$738,532

Deposits:
Noninterest-bearing demand & NOW	198,572	170,993
Savings & Money Market	145,019	148,808
Time	240,166	191,072
Total deposits	583,757	510,873

Borrowed funds	37,000	135,305
Other liabilities	2,646	6,432
Junior subordinated debentures	10,209	11,927
TOTAL LIABILITIES	$633,612	$664,537

Shareholders’ equity:
Common shares outstanding:
12,747,642 at Jun. 30, 2010
12,250,294 at Jun. 30, 2009	$38,792	$36,362
Retained earnings	40,259	41,418
Accumulated other comprehensive income	(1,109)	(3,784)
Total shareholders’ equity	77,942	73,995
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	711,554	738,532

United Security Bancshares	Three	Three	Six	Six
Consolidated Statements of Income	Months	Months	Months	Months
(dollars in 000's, except per share amounts)	Ended	Ended	Ended	Ended
(unaudited)	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Interest income	$8,518	$8,642	$16,944	$17,954
Interest expense	1,141	1,847	2,406	4,011
Net interest income	7,376	6,795	14,538	13,943
Provision for loan losses	519	6,806	2,150	8,158
Other income	2,679	1,277	3,993	2,418
Other expenses	8,048	9,095	14,373	14,764
Income before income tax provision	1,489	(7,829)	2,007	(6,561)
Provision for income taxes	974	(2,103)	1,050	(1,756)
NET INCOME	$515	$(5,726)	$957	$(4,805)

United Security Bancshares	Three	Three	Six	Six
Selected Financial Data	Months	Months	Months	Months
(dollars in 000's except per share amounts)	Ended	Ended	Ended	Ended
	30-Jun-10	30-Jun-09	30-Jun-10	30-Jun-09
Basic Earnings Per Share	$0.04	$(0.45)	$0.08	$(0.38)
Diluted Earning Per Share	$0.04	$(0.45)	$0.08	$(0.38)

Annualized Return on:
Average Assets	0.29%	(3.10%)	0.27%	(1.30%)
Average Equity	2.65%	(28.45%)	2.49%	(12.04%)
Net Interest Margin	4.87%	4.31%	4.82%	4.40%

Net Charge-offs to Average Loans	3.67%	1.04%	2.02%	1.43%

	30-Jun-10	30-Jun-09
Book Value Per Share	$6.11	$6.04
Tangible Book Value Per Share	$5.52	$5.23
Efficiency Ratio	77.56%	90.24%
Non Performing Assets to Total Assets	9.17%	14.03%

Allowance for Loan Losses to Total Loans	2.44%	1.93%
Shares Outstanding - period end	12,747,642	12,250,294
Basic Shares - YTD average weighted	12,747,642	12,747,642
Diluted Shares - YTD average weighted	12,747,642	12,747,642
Basic Shares - QTD average weighted	12,747,642	12,747,642
Diluted Shares - QTD average weighted	12,747,642	12,747,642